EXHIBIT 7
Consolidated Report of Condition of
THE BANK OF NEW YORK MELLON
of One Wall Street, New York, N.Y. 10286
And Foreign and Domestic Subsidiaries,
a member of the Federal Reserve System, at the close of business September 30, 2009, published in accordance with a call made by the Federal Reserve Bank of this District pursuant to the provisions of the Federal Reserve Act.

Dollar Amounts In Thousands

ASSETS

Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	2,925,000
Interest-bearing balances	59,305,000
Securities:
Held-to-maturity securities	6,294,000
Available-for-sale securities	44,934,000
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices	301,000
Securities purchased under agreements to resell	600,000
Loans and lease financing receivables:
Loans and leases held for sale	36,000
Loans and leases, net of unearned income	26,212,000
LESS: Allowance for loan and lease losses	427,000
Loans and leases, net of unearned income and allowance	25,785,000
Trading assets	6,518,000
Premises and fixed assets (including capitalized leases)	1,128,000
Other real estate owned	5,000
Investments in unconsolidated subsidiaries and associated companies	891,000
Direct and indirect investments in real estate ventures	0
Intangible assets:
Goodwill	4,996,000
Other intangible assets	1,504,000

Dollar Amounts In Thousands

Other assets	11,317,000

Total assets	166,539,000

LIABILITIES
Deposits:
In domestic offices	54,902,000
Noninterest-bearing	27,872,000
Interest-bearing	27,030,000
In foreign offices, Edge and Agreement subsidiaries, and IBFs	78,452,000
Noninterest-bearing	2,582,000
Interest-bearing	75,870,000
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices	1,727,000
Securities sold under agreements to repurchase	11,000
Trading liabilities	6,897,000
Other borrowed money:
(includes mortgage indebtedness and obligations under capitalized leases)	2,181,000
Not applicable
Not applicable
Subordinated notes and debentures	3,490,000
Other liabilities	5,522,000

Total liabilities	153,182,000

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	1,135,000
Surplus (exclude all surplus related to preferred stock)	8,462,000
Retained earnings	5,109,000
Accumulated other comprehensive income	-1,710,000
Other equity capital components	0
Total bank equity capital	12,996,000
Noncontrolling (minority) interests in consolidated subsidiaries	361,000
Total equity capital	13,357,000

Total liabilities and equity capital	166,539,000

     I, Thomas P. Gibbons, Chief Financial Officer of the above-named bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.
Thomas P. Gibbons,
Chief Financial Officer
     We, the undersigned directors, attest to the correctness of this statement of resources and liabilities. We declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions and is true and correct.

Gerald L. Hassell Robert P. Kelly Catherine A. Rein	Directors